Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and to the incorporation by reference in this Registration Statement on Form S-1 of The Habit Restaurants, Inc. of our report dated March 11, 2015, relating to the consolidated financial statements of The Habit Restaurants, Inc. appearing herein and included in its Annual Report (Form 10-K) for the year ended December 30, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

March 12, 2015